Exhibit 99.1

GAP INC. APPOINTS APPAREL INDUSTRY VETERAN TRACY GARDNER TO ITS BOARD OF DIRECTORS

SAN FRANCISCO - October 21, 2015 - Gap Inc. (NYSE: GPS) today announced that Tracy Gardner has been elected to serve on the Gap Inc. Board of Directors, effective November 11, 2015.

“With more than 30 years of experience, Tracy is an accomplished merchant, creative advisor and leader in growing multi-channel brands,” said Bob Fisher, chairman of the board, Gap Inc. “Tracy’s deep product expertise will bring a powerful creative voice to our already accomplished Board.”

Ms. Gardner held a number of leadership roles at J.Crew Group, Inc. from 2004 to 2010, where she ultimately served as president of Retail and Direct. During her tenure, the business expanded across channels, completed its public offering and grew revenue by approximately $1 billion. Additionally, she advised numerous startups and well-known brands as an independent consultant between 2010 and 2013, and served as chief executive officer of dELiA’s Inc. from 2013 to 2014.

During 2015, Ms. Gardner has served as an advisor to the company’s namesake brand, offering creative support to Gap’s new leadership team, led by global brand president Jeff Kirwan. She held a similar role in 2012, working alongside Gap Inc. chief executive officer Art Peck, who was then leading a product and business resurgence as president of Gap North America.

Ms. Gardner began her Gap Inc. career in 1991, serving in several creative roles across Gap and Banana Republic until 1994. She returned to the company in 1998 to hold senior leadership positions including the head of Gap Adult Merchandising from 2002 to 2004, a period of considerable growth for the brand.

“I’m honored to join the company’s Board of Directors at a time of exciting transformation,” said Ms. Gardner. “I look forward to contributing to the next phase of Gap Inc.’s growth.”

Since 2011, Ms. Gardner has served on the board of directors at Women in Need, Inc. She served on the board of directors at Lands’ End between 2014 and 2015.

Ms. Gardner becomes the 11th board member and the fourth woman on the Gap Inc. board. In addition, Gap Inc. co-founder, Doris Fisher, became an honorary lifetime director in 2009.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com